                                                                    Exhibit 4(c)
[LOGO OF JOHN HANCOCK APPEARS HERE]
Mutual Life Insurance Company                                 John Hancock Place
                                                                      PO Box 111
                                                     Boston, Massachusetts 02117

OWNER          [JOHN DOE]         ANNUITY CONTRACT NUMBER     [000000]

ANNUITANT      [JOHN DOE]



John Hancock Mutual Life Insurance Company ("the Company") agrees to provide the benefits, rights and privileges as stated in this contract.

If this contract is in force on the Date of Maturity, we will pay an annuity to the Annuitant, unless otherwise directed by the Owner. The variable and fixed portions of each annuity payment will be determined in accordance with Section 15 of this contract. The variable portion may increase or decrease depending upon the investment experience of the variable investment options in which the Premiums are invested. Unless another option offered in Section 16 is elected, annuity payments will be payable for a guaranteed period of 10 years and as long thereafter as the Annuitant lives.

By written notice, the Owner may elect the Date of Maturity at any time, provided the Date elected is: (i) not later than the Annuitant's 95th birthday without our prior approval; (ii) at least 31 days after the written notice; and
(iii) at least six months after the date the first premium is applied to this contract. If no other election is made, the Date of Maturity will be as shown on Page 3.

We are issuing this contract in consideration of the payment of premiums.

Signed for the Company at Boston, Massachusetts.

      President                                             Secretary


Combination Variable Annuity/Modified Guarantee Annuity
Nonparticipating - not eligible for dividends
Initial Premium shown on page 3

All benefits, payments and values under this contract which are based on the investment experience of an Account are variable and not guaranteed as to fixed dollar amount.

Right to Cancel - The Owner may surrender this contract by delivering or mailing it to the Company's Servicing Office (or to the Company representative through which it was delivered) within 10 days after receipt by the Owner of this contract. Immediately on such delivery or mailing, this contract shall be deemed void from the beginning and a refund will be made within 10 days. The amount refunded will be the sum of (i) the Accumulated Value, including any Market Value Adjustment, at the end of the Valuation Period during which we receive this contract and (ii) the sum of all charges made with respect to this contract.

                          John Hancock Servicing Office
                          -----------------------------
                            [Annuity Servicing Center
                                  P.O. Box 9298
                        Boston, Massachusetts 02205-9298
                             Telephone 800-225-5291
                                Fax 800-225-0000]
    99REVH                                                           V0199F

                               CONTRACT PROVISIONS

Numerical Guide


Section
-------

 1. Contract Specifications
 2. Definitions
 3. Owner, Beneficiary
 4. The Contract
 5. Premiums
 6. Allocation/Transfer Options
 7. Accumulations
 8. Valuation Procedures
 9. Death Benefit
10. Contract Fee and Rider Charges
11. Partial Withdrawals
12. Withdrawal Charge
13. Market Value Adjustment
14. Surrender Provision
15. Conversion
16. Settlement Provisions
17. Proof Required for Payment
18. Misstatements
19. Assignment
20. Claims of Creditors
21. Right to Make Changes
22. Annual Statement
23. Miscellaneous


2                                                                         V0299F

--------------------------------------------------------------------------------
1. CONTRACT SPECIFICATIONS
--------------------------------------------------------------------------------

OWNER(S)                                 [John Doe]
ANNUITANT(S)                             [John Doe]
ANNUITY CONTRACT NUMBER                  [0000000]
AGE OF OWNER(S) AT ISSUE                 [35]
AGE OF ANNUITANT(S) AT ISSUE             [35]
DATE OF ISSUE                            [January 1, 1999]
INITIAL PREMIUM PAYMENT                  [$100,000.00]
DATE OF MATURITY                         [January 1, 2059]
BENEFICIARY                              [Jane Doe]
CONTRACT ANNIVERSARY                     [January 1]
MAXIMUM CHARGES                          [See Section 8]
CONTRACT FEE/1/                          [$0.00]



RIDERS ELECTED                           ANNUAL RIDER CHARGE/2/
--------------                           ----------------------

Enhanced Death Benefit Rider             [.15%]  x Accumulated Value

Waiver of Withdrawal Charge Rider        [.10%]  x Accumulated Value/3/

Guaranteed Retirement Income Benefit     [.30%]  x Accumulated Value
    Accumulation Rate for Allocations to Guarantee Periods
    and Money Market                                           [4%]
    Accumulation Rate for Allocations to All Other Variable
    Investment Options                                         [5%]

Accumulated Value Enhancement Rider      [.35%] x Initial Premium Payment
    The Insured Person under the Accumulated Value Enhancement Rider is [John Doe].
    Deferral Period:  7 Years
    Elimination Period:  100 Dates of Service
    Accumulated Value Enhancement Monthly Benefit*: [$0.00] per calendar month Benefit Limit*: [$0.00]
    *Subject to increases due to inflation coverage after Deferral Period.



/1/ Not applicable if Accumulated Value exceeds $50,000.
/2/ For an explanation of rider charges, see Section 10 of this contract.
/3/ Charge applies to that portion of the Accumulated Value attributable to any premium payments that have been made less than 7 years from the date such charge is assessed.

3                                                                         V0399F

--------------------------------------------------------------------------------
2. DEFINITIONS
--------------------------------------------------------------------------------

The following terms are commonly used throughout this annuity contract:

The term "Account", unmodified, means a separate investment account established by us pursuant to applicable law which includes one or more variable investment options and in which you are eligible to invest under this contract. An Account may be either a Management Account or a Series Account.

The term "Accumulated Value" means the value of this contract on any date prior to the commencement of annuity payments. This value equals the sum of (i) the Accumulated Values for all variable investment options and (ii) the Accumulated Value of this contract in the MVA Account. The Accumulated Value for each variable investment option as of any date will equal the number of Accumulation Units for that variable investment option then credited to this contract multiplied by the Accumulation Unit Value for that variable investment option on that date. Accumulated Value for the MVA Account is defined in Section 7.

The term "Accumulation Unit" means a unit of measurement used in determining the value of this contract prior to the commencement of annuity payments. The Accumulation Unit Value for each variable investment option will reflect the investment experience of that variable investment option. It will vary in dollar amount.

The term "Annuitant" means the person(s) upon whose life this contract is issued. The individual(s) will be designated as such on Page 3 of this contract and defined in Section 3.

The term "Annuity Unit" means a unit of measurement used in determining the amount of the variable portion of each annuity payment. The value of an Annuity Unit for each variable investment option will depend on the assumed investment rate and the investment experience of that variable investment option. It will vary in dollar amount.

The term "Beneficiary" is defined in Section 3.

The term "Contract Year" means the 12 month period beginning on the Date of Issue and each 12 month period thereafter.

The term "Date of Issue" means the date identified as such in Section 1.

The term "Date of Maturity" is the date annuity payments under this contract begin, in accordance with Section 15.

The term "Free Withdrawal Value" is defined in Section 12.

The term "Fund" means each division of a Series Fund which has a specific investment objective.

The term "Guarantee Period" refers to a Guarantee Period elected under the Market Value Adjusted Account.

The term "in force" means that the Annuitant is living and the Surrender Value of this contract has not become payable.

The term "Last Valuation Date" means the earliest of the Date of Maturity, the Surrender Date, and the date of the Annuitant's death.

The term "Management Account" means an Account which directly invests its assets in accordance with its specific investment objective. A Management Account may or may not have divisions with separate investment objectives.

The term "Market Value Adjustment" is defined in Section 13.

The term "Market Value Adjustment Factor" is defined in Section 13.

The term "Market Value Adjusted Account" or "MVA Account" means, unmodified, a separate investment account established by us pursuant to applicable law in which you are eligible to invest under this contract.

The term "Measuring Person" means the person on whose life annuity payments will be based.

4                                                                         V0499F

The term "partial withdrawal" is defined in Section 11.

The term "payment" means, unless otherwise stated, payment at our Servicing Office.

The term "Premium" means the premium paid less any applicable taxes based on the amount of premium payments.

The term "Series Account" means an Account with divisions which invest in Funds of a Series Fund. Each such division has a specific investment objective and the assets of each division are invested solely in shares of the corresponding Funds of a Series Fund.

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 ("the Act") as an open-end diversified management investment company.

The term "Subaccount" means a variable investment option or a Guarantee Period.

The term "Surrender Date" means the date of receipt of written notice of surrender under Section 14.

The term "Surrender Value" means the Accumulated Value of your contract, adjusted by any Market Value Adjustment, less, if applicable, any contract fees, any income taxes withheld, any rider charges, any deduction for premium taxes or similar taxes, and any Withdrawal Charge.

The term "Valuation Date" means any date on which the New York Stock Exchange is open for trading.

The term "Valuation Period" means that period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "variable investment option" means each Management Account without divisions, each division of a Management Account, and each division of a Series Account.

The terms "we", "us" , "our" refer only to the Company.

The term "withdrawal" means, unless otherwise specified, the amount withdrawn prior to any deductions but after any Market Value Adjustment.

The term "Withdrawal Charge" is defined in Section 12.

The term "written notice" means, unless otherwise stated, a notice in writing satisfactory to us which is received at our Servicing Office.

The terms "you" and "your" refer to the Owner under this contract.

5                                                                         V0599F

--------------------------------------------------------------------------------
3. OWNER, BENEFICIARY
--------------------------------------------------------------------------------
The Owner and the Beneficiary will be as shown on page 3 unless you change them or they are changed by the terms of this provision.

If the Annuitant dies and there is no surviving Beneficiary or surviving Annuitant, you will be the Beneficiary; but if you were the Annuitant, your estate will be the Beneficiary. If the Annuitant dies and there is a surviving Annuitant, the surviving Annuitant becomes the Annuitant.

The Owner shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person except as otherwise provided by this contract or unless you provide otherwise by written notice.

While the Annuitant is alive, you may change the Owner by written notice. You may change the Beneficiary by written notice no later than receipt of the required due proof of the Annuitant's death. A change will take effect when the notice is received and filed at our Servicing Office. The change will take effect whether or not you or the Annuitant is then alive. A change shall be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we received and filed the notice.

If more than one Annuitant is listed on page 3, the term "Annuitant" as used in this contract shall mean the following:
 .    In relation to the death of the Annuitant or the continuing life of the
     Annuitant, "Annuitant" shall mean the last to die of those individuals listed as Annuitants who have not reached age 95.
 .    In relation to annuitization under Section 15, "Annuitant" shall mean the youngest of the individuals listed as Annuitants who is still alive at any given point in time.

JOINT OWNERS

If joint Owners are named, each joint Owner will be considered the primary Beneficiary of the other joint Owner. Should another person or entity be designated as Beneficiary, such Beneficiary will be deemed a contingent Beneficiary for all Owners with rights subordinate to the rights of each joint Owner. Signatures of all joint Owners are required for any exercise of Owner rights requiring written notification.
--------------------------------------------------------------------------------
4. THE CONTRACT
--------------------------------------------------------------------------------
The contract is an agreement between the Owner and the Company. The entire contract consists of this contract, any riders, and any attachments.

Contract years, contract months, and contract anniversaries are measured from the Date of Issue of this contract.

Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or modify any of the provisions of this contract.
--------------------------------------------------------------------------------
5. PREMIUMS
--------------------------------------------------------------------------------
PAYMENT OF PREMIUMS
All premium payments shall be made to us at our Servicing Office. Premium payments are subject to the following conditions:
(a) Each premium payment must be at least $200. If payments are made through the Direct Premium Payment Program, the minimum premium payment allowed is $100.
(b) The maximum premium that may be deposited to this contract in any Contract Year is $1,000,000.
(c) No premium payments may be made to this contract after the Annuitant's 85th birthday.
Upon request we will consider waiving any of the above conditions.

PREMIUM TAXES
A deduction for a premium tax, if any, or a similar tax, if any, will be made either from premiums or from the Accumulated Value if and when such a tax is incurred by us. However, if premium taxes or similar taxes are incurred by us at the time premiums are paid and we defer the deduction for such taxes, then a deduction will be made upon any withdrawal under Section 11 and either on the Surrender Date, the Date of Maturity, or the date of payment of the Death Benefit. Such deduction will be equal to the tax percentage multiplied by (i) in the case of withdrawals, the withdrawal amount requested, (ii) in the case of surrender or annuitization, the Accumulated Value as of the Surrender Date or the Date of Maturity as the case may be, or (iii) in the case of death, the Death Benefit as of the date of receipt of due proof of the Annuitant's death. The "tax percentage" is equal to the percentage of premium which the premium tax or similar tax in question constitutes.

6                                                                         V0699F

--------------------------------------------------------------------------------
6. ALLOCATION / TRANSFER OPTIONS
--------------------------------------------------------------------------------

INVESTMENT ALLOCATION

The Premium will be allocated to the Subaccounts according to the investment allocation then in effect. The initial investment allocation is that elected by you. You may elect to change the investment allocation. The change will be effective as to the application of any Premium made on or after the date of receipt at our Servicing Office of notice satisfactory to us. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which amounts may be held will be subject to our administrative rules in effect at the time of the election. All percentages you elect must be whole numbers.

If allocation is made to the MVA Account, the Owner may select from the Guarantee Periods then available. We reserve the right to change the duration of Guarantee Periods offered. The period selected will determine the guaranteed interest rate applicable, which will be payable for a Guarantee Period. A Guarantee Period begins on the date Premium or Accumulated Value is credited to it.

If a new Guarantee Period becomes effective that causes this contract to continue beyond the Date of Maturity, then the Date of Maturity will become the Annuitant's 95th birthday, or a later age with our prior approval.

SUBACCOUNT TRANSFER OPTION

You may elect to reallocate amounts among the Subaccounts up to twelve times in a Contract Year. If additional transfers are elected, the Company reserves the right to prohibit such transfers or impose a transfer charge, not to exceed $25, for each transfer in excess of twelve. Transfers between the Subaccounts will be effective on the date of receipt at our Servicing Office of notice satisfactory to us. We reserve the right to prohibit a transfer less than 30 days prior to the Date of Maturity.

The number of Accumulation Units or Annuity Units and the amount of Accumulated Value of the MVA Account transferred to or from each Subaccount will reflect the respective values in each Subaccount. The maximum number of Subaccounts in which Accumulated Value may be held will be subject to our rules in effect at the time of election.

The maximum amount which may be transferred or paid into a Subaccount in any Contract Year is $1,000,000 without our prior approval. Any transfer made out of a Guarantee Period of the MVA Account may be subject to a Market Value Adjustment.

TRANSFER OPTION AT EXPIRATION OF GUARANTEE PERIOD

At least 30 days prior to the end of any Guarantee Period, we will provide you with written notice of the expiry of any such Guarantee Period. We must receive within 30 days preceding the expiry of such Guarantee Period, a written request to transfer the amount in such Guarantee Period to any Subaccount from among those that are then available. The transfer elected will be effective on the last day of the expiring Guarantee Period without incurring a Market Value Adjustment.

If we do not receive written notice within 30 days prior to the expiry of any Guarantee Period to elect a new Guarantee Period, then amounts available under such Guarantee Period will be transferred to the Money Market Account. The effective date of the transfer will be the first day following the expiry of such Guarantee Period.

ALLOCATION AT ANNUITY COMMENCEMENT AND BEFORE CONVERSION

If the Accumulated Value is invested in more than [four] Subaccounts on the Date of Maturity or other date elected for commencement of annuity payments and before conversion in accordance with Section 15, we will allocate the Accumulated Value to the [four] Subaccounts then having the largest portions of the Accumulated Value. To determine the number of Subaccounts in which the Accumulated Value is invested, each variable investment option is counted separately as one Subaccount while all Guarantee Periods are counted together as one Subaccount. The Accumulated Value in Subaccounts other than such [four] Subaccounts will be allocated to the [four] Subaccounts in proportion to the amounts in the [four] Subaccounts. Such allocation will be made notwithstanding any transfer restrictions specified in this subsection. Upon commencement of annuity payments, transfers are only permitted between variable investment options. The rules that will be applied as of any date will be those in effect on that date.

7                                                                         V0799F

--------------------------------------------------------------------------------
7. ACCUMULATIONS
--------------------------------------------------------------------------------

PURCHASE OF ACCUMULATION UNITS

The portion of the Premium not allocated to the MVA Account will be allocated to each elected variable investment option for investment with other funds in each such variable investment option and applied to the purchase of Accumulation Units. The number of Accumulation Units in each variable investment option purchased by each premium payment will be determined by dividing the applicable portion of the Premium by the applicable Accumulation Unit Value on the first Valuation Date which is the same as or next follows the receipt of the premium payment at our Servicing Office.

ACCUMULATED VALUE IN THE MVA ACCOUNT

We will accumulate (i) the portion of any Premium allocated to the MVA Account and (ii) any amount transferred to the MVA Account from a variable investment option, from the date the premium is received or the transfer is made. The Accumulated Value of this contract's share of the MVA Account on any date prior to the date annuity payments commence is equal to A minus B.

A is the sum of (i), (ii) and (iii) below, accumulated with interest to that date, where:

          (i)   is any premiums allocated to the MVA Account;

          (ii)  is any amounts transferred to the MVA Account; and

          (iii) is the amount of any positive Market Value Adjustments.

B is the sum of (i), (ii), (iii), and (iv) below, accumulated with interest to that date, where:

          (i) is any partial withdrawals (including any Withdrawal Charge) from the MVA Account;

          (ii)  is any amounts transferred from the MVA Account;

          (iii) is any contract fees, rider charges, premium taxes or similar taxes; and

          (iv)  is the amount of any negative Market Value Adjustments.

INTEREST ON PREMIUM ALLOCATED TO MVA ACCOUNT

Premium earns interest for as long as it remains in this contract beginning on the date it is credited. Interest will be credited daily and will then earn interest from such date. During a Guarantee Period, the interest rate credited will be based upon our declared interest rate then in effect and will apply throughout such Guarantee Period. Such declared interest rate will be expressed on an annual effective basis and will never be less than the guaranteed minimum rate of 3% on an annual effective basis. The interest credited on any given day will be at a rate which, if compounded daily for one year, would equal the applicable declared interest rate.

--------------------------------------------------------------------------------
8. VALUATION PROCEDURES
--------------------------------------------------------------------------------

ACCUMULATION UNIT VALUE

The Accumulation Unit Value is calculated separately for each variable investment option. The value of one Accumulation Unit was set at $10 on the date assets were first allocated to each variable investment option. The value of one Accumulation Unit on any Valuation Date thereafter will be determined for each variable investment option by multiplying the immediately preceding Accumulation Unit Value by the applicable Net Investment Factor for the Valuation Period ending on that Valuation Date. On any date other than a Valuation Date, the Accumulation Unit Value will be the same as that on the next following Valuation Date.

ANNUITY UNIT VALUE

The Annuity Unit Value is calculated separately for each variable investment option. The value of one Annuity Unit was set at $1 on the date assets were first allocated to each variable investment option. The value of one Annuity Unit on any Valuation Date thereafter will be determined for each variable investment option by multiplying (1) the immediately preceding Annuity Unit Value by (2) the applicable Net Investment Factor for the Valuation Period ending on the Valuation Date reduced by no less than .000094246 times the applicable Net Investment Factor for each calendar day in the Valuation Period. On any date other than a Valuation Date, the Annuity Unit Value will be the same as that on the next following Valuation Date.

8                                                                         V0899F

NET INVESTMENT FACTOR

The Net Investment Factor for each variable investment option for any Valuation Period is equal to one plus the applicable net investment rate for such period. A Net Investment Factor may be more or less than one. The net investment rate for each variable investment option for any Valuation Period will be determined by: (1) taking the sum of the accrued investment income and capital gains and losses, realized or unrealized, of the variable investment option for the Valuation Period; (2) subtracting the sum of (i) an amount for any applicable income taxes and (ii) an amount for mortality and expense risks and administrative expenses computed by multiplying an amount not to exceed [.00003425] times the number of calendar days in the Valuation Period and multiplying the result by the value of the variable investment option at the beginning of the Valuation Period; and (3) dividing the result by the value of the variable investment option at the beginning of the Valuation Period.

VALUATION OF ASSETS

The values of the assets in the variable investment options shall be determined at a fair value in accordance with applicable law. Liabilities attributable to the variable investment option will be deducted to determine the value of the variable investment option.

ADJUSTMENT OF UNITS AND VALUES

We reserve the right to change the number and value of the Accumulation Units or Annuity Units or both without your consent or the consent of any other person, provided strict equity is preserved and the change does not otherwise affect the benefits, provisions or investment return of this contract.

--------------------------------------------------------------------------------
9. DEATH BENEFIT
--------------------------------------------------------------------------------

If the Annuitant dies before the Date of Maturity, and there is no surviving Annuitant, we will pay the Death Benefit to the Beneficiary. If there is a surviving Annuitant, the surviving Annuitant becomes the Annuitant. The Death Benefit will equal the greater of: (i) the Accumulated Value of this contract, adjusted by any Market Value Adjustment, as of the date of receipt of due proof of the Annuitant's death; and (ii) the amount of the premiums paid less the amount of all partial withdrawals made.

Notwithstanding any of the above, the following will apply upon the death of the Owner, or in the case of joint Owners, upon the death of the first to die, if the contract value has not already been converted into an annuity:

(i) If the Beneficiary is the spouse of the Owner, the Beneficiary may continue this contract in force as the Owner.

(ii) If the Beneficiary is not the spouse of the Owner, or if the Beneficiary is the spouse of the Owner but does not choose to continue this contract, we will pay the Death Benefit (or the Surrender Value if the Owner is not the Annuitant) in full to the Beneficiary within five years of the Owner's death or apply the Accumulated Value in full towards the purchase of a life annuity on the Beneficiary with payments beginning within one year of the Owner's death.

--------------------------------------------------------------------------------
10. CONTRACT FEE AND RIDER CHARGES
--------------------------------------------------------------------------------

We will deduct a contract fee of $30 on each of the following: (i) any contract anniversary prior to the Date of Maturity on which the Accumulated Value is then less than $50,000; and (ii) the Surrender Date if the Accumulated Value on such date is less than $50,000. The fee will be deducted from the Accumulated Value of all Subaccounts according to the proportion the Accumulated Value of each Subaccount bears to the total Accumulated Value of this contract. We reserve the right to increase the contract fee up to $50, subject to applicable state regulations.

Optional riders may only be elected at issue. We will deduct separate monthly charges for each optional rider elected. The charges, made at the beginning of each month, are equal to 1/12th of the Annual Rider Charge, as specified on Page 3 of this contract, for each rider elected. The charge for each rider elected will be deducted from the Accumulated Value of all Subaccounts according to the proportion the Accumulated Value of each Subaccount bears to the total Accumulated Value of this contract.


9                                                                         V0999F

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11. PARTIAL WITHDRAWALS
--------------------------------------------------------------------------------

Subject to the limits described in this Section, you may request a withdrawal of less than the Surrender Value. The total of the requested amount and any applicable Withdrawal Charge is called a partial withdrawal. We will pay the requested amount on receipt of written notice before the Annuitant's death and before the commencement of annuity payments. The amount of the partial withdrawal will then be deducted from the Accumulated Value. Without our prior approval, we will not permit a partial withdrawal of less than $100 nor will we permit a partial withdrawal if the Accumulated Value after such requested partial withdrawal would be less than $1000.

Unless specified in writing otherwise, withdrawals will be removed proportionately from the values in all Subaccounts. Withdrawal amounts removed from the MVA Account will be subject to a Market Value Adjustment as described in Section 13. Prior to payment, the amount of any withdrawal will be reduced by any applicable income taxes, premium taxes, and similar taxes, and any applicable Withdrawal Charge.

Upon written request, at any time during each Contract Year, you may make a withdrawal of the Free Withdrawal Value, as described in Section 12. If the Free Withdrawal Value is less than $100, then any written request for the Free Withdrawal Value must be for the entire Free Withdrawal Value.

Any withdrawal, other than one on the last day of a Guarantee Period, will be effective on the date we receive your written notice. To make a withdrawal that is to be effective on the last day of any Guarantee Period, we must receive written notice from you at least 30 days prior to the expiry of such Guarantee Period.

We may defer payment of a withdrawal in the same manner as we may defer payment of the Surrender Value, described in Section 14.

--------------------------------------------------------------------------------
12. WITHDRAWAL CHARGE
--------------------------------------------------------------------------------

In the event of a surrender or a partial withdrawal in excess of the Free Withdrawal Value, a Withdrawal Charge may be assessed. The Free Withdrawal Value is the greater of:

     (a) the excess of the Accumulated Value on the date of surrender or partial withdrawal over the remaining unliquidated Premiums; or

     (b) the excess of (i) over (ii), where: (i) equals 10% of the sum of all Premiums received since the Date of Issue and (ii) equals 100% of all prior partial withdrawals in the same Contract Year.

In the case of a surrender, all remaining unliquidated Premiums will be liquidated. In the case of a partial withdrawal, Premiums will be liquidated whenever and to the extent the partial withdrawal exceeds the Free Withdrawal Value. Premiums will be liquidated in the order the Premiums were received. Any amount of liquidated Premium will be subject to a Withdrawal Charge based on the length of time the Premium has been in the contract. The Withdrawal Charge is determined in accordance with the following table:

      Years From Date of Premium         Withdrawal
          Payment to Date of               Charge
       Surrender or Withdrawal
     ----------------------------------------------
              7 or more                  No Charge
     ----------------------------------------------
     at least 6, but less than 7             1%
     ----------------------------------------------
     at least 5, but less than 6             2%
     ----------------------------------------------
     at least 4, but less than 5             3%
     ----------------------------------------------
     at least 3, but less than 4             4%
     ----------------------------------------------
     at least 2, but less than 3             5%
     ----------------------------------------------
     at least 1, but less than 2             6%
     ----------------------------------------------
           Less than 1 Year                  7%
     ----------------------------------------------

A withdrawal will be deemed to have been "made" on the date we receive written notice.

10                                                                        V1099F

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13. MARKET VALUE ADJUSTMENT
--------------------------------------------------------------------------------

Prior to the last day of any Guarantee Period, amounts withdrawn or transferred from the MVA Account will be adjusted up or down by the application of a Market Value Adjustment. No Market Value Adjustment will apply to withdrawals or transfers made on the last day of any Guarantee Period.

FORMULA

The Market Value Adjustment is equal to A times (B minus 1) where:

A is the amount subject to a market value adjustment, and

B is the market value adjustment factor below:

           1+g    n/12
        [--------]
         1+c+.005

Where:

g = The guaranteed rate in effect for the current Guarantee Period (in decimal form).

c = The current rate (in decimal form) in effect for durations equal to the number of years remaining in the current Guarantee Period (years rounded up to the nearest whole number). If not available, we will declare a rate solely for this purpose that is consistent with rates for durations that are currently available.

n = The number of complete months from the date of withdrawal to the end of the current Guarantee Period. (Where less than one complete month remains, n will equal one.)

The Market Value Adjustment may be positive or negative. In addition, the Market Value Adjustment will not exceed, in a positive or negative direction, the amount of any excess interest earned on the amount withdrawn or transferred during a Guarantee Period up to the point of withdrawal or surrender. Excess interest is defined as the dollar amount of interest earned since the beginning of the Guarantee Period in excess of the amount of interest that would have been earned had the effective annual interest rate been 3% and the Accumulated Value determined in accordance with Section 7, Accumulations.

11                                                                        V1199F

--------------------------------------------------------------------------------
14. SURRENDER PROVISION
--------------------------------------------------------------------------------

Upon receipt of written notice from you before the Annuitant's death and the Date of Maturity, we will pay the Surrender Value. To make a surrender that is to be effective on the last day of any Guarantee Period, we must receive written notice from you at least 30 days prior to the expiry of such Guarantee Period.

The Surrender Value will be determined by us as of the date of receipt of written notice. We may defer payment of a Surrender Value for the period provided by law. With respect to the MVA Account, we will not defer payment more than six months beyond the date we receive written notice. If we defer payment for more than 30 days, we will pay interest on the Surrender Value at a rate equal to the greater of (i) the rate required by law; and (ii) the rate declared by us.

--------------------------------------------------------------------------------
15. CONVERSION
--------------------------------------------------------------------------------

Unless changed by you or in accordance with Section 6, the Date of Maturity will be as shown on page 3. You may change the Date of Maturity at any time by written notice provided that we receive the written notice prior to the Date of Maturity then in effect and provided that the new Date of Maturity is (i) no later than the Annuitant's 95th birthday, without our prior approval; (ii) at least 31 days after our receipt of the written notice; and (iii) at least six months after the date the first Premium was applied to this contract.

CONVERSION OF ACCUMULATION UNITS TO ANNUITY UNITS

On the Date of Maturity or other date elected under Section 16 for commencement of annuity payments, the Accumulation Units credited to this contract will be converted into Annuity Units. Annuity payments will then commence subject to the limitations specified in Section 16 and all other applicable provisions. The number of Annuity Units credited to each variable investment option will be determined by: (1) multiplying the number of Accumulation Units credited to the variable investment option on the date of conversion by the Accumulation Unit Value for the variable investment option as of ten days prior to the date the first annuity payment is due; (2) deducting any applicable premium tax; (3) dividing the resulting value by 1000; (4) multiplying the value from (3) by the applicable factor from the Table of First Variable Annuity Payment Factors for the option elected, or if no option is elected the applicable factor for the Option A (Variable) with a guaranteed period of ten years, to determine that variable investment option's portion of the variable portion of the first monthly annuity payment, and (5) dividing the value from (4) by the Annuity Unit Value for the variable investment option as of ten days prior to the date the first annuity payment is due.

VARIABLE ANNUITY PAYMENTS

The amount of the variable portion of the monthly annuity payment due on the first payment date is equal to the sum of the portions for each variable investment option determined as described in the preceding paragraph. The amount of the variable portion of any monthly annuity payment subsequent to the first will be determined by adding together for each variable investment option the product of the number of Annuity Units credited to the variable investment option and the Annuity Unit Value for the variable investment option 10 days prior to the date the payment is due. We guarantee that the Annuity Unit Values used in determining annuity payments will not be affected by variations in our actual mortality experience or our actual expenses from those assumed.

CONVERSION OF ACCUMULATED VALUE IN MVA ACCOUNT

On the Date of Maturity or other date elected to begin annuity payments, we will convert the Accumulated Value of the MVA Account adjusted by a Market Value Adjustment, if applicable, into annuity payments.

We will determine the fixed portion of the annuity payments by: (i) dividing the adjusted Accumulated Value by 1000; and (ii) multiplying the result by the annuity payment rate then in effect for the option elected in Section 16.

The fixed portion of the annuity payment will never be less than that available by applying the adjusted Accumulated Value to buy an immediate fixed annuity offered by us. If the annuity payments are made monthly, the annuity payment rate is guaranteed to be at least that provided in the Table of Fixed Annuity Payment Factors in Section 16.


12                                                                        V1299F

--------------------------------------------------------------------------------
16. SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

ANNUITY ON DATE OF MATURITY

We shall make the annuity payments provided on the first page of this contract automatically as a Life Annuity with Payments for a Guaranteed Period of 10 Years in accordance with the provisions of Option A unless another option is elected. We shall determine the amounts of the annuity payments in accordance with the provisions of this Section and of Section 15. Amounts in the variable investment options will be used to provide variable benefits. Amounts in the MVA Account will be used to provide fixed benefits.

If the amount of the first monthly annuity payment would be less than $20, we will make a single payment equal to the Surrender Value on the Date of Maturity. This single payment shall be in place of all other benefits provided by this contract. If the amount of the first monthly annuity payment would be at least $20 but less than $50, we may make payments at quarterly, semi-annual or annual intervals.

OPTIONAL METHODS OF SETTLEMENT

In place of (i) the Annuity provided on the first page of this contract or (ii) a single payment in case of death prior to the date annuity payments commence or
(iii) a single payment in case of surrender which occurs at least 6 months after the date the first premium is applied to this contract, proceeds payable under this contract may be left with us in accordance with one of the optional methods of payment then available for contracts of this type and the terms of a supplementary agreement to be issued when the option becomes effective, but only if (i) such proceeds are in an amount of $5000 or more and (ii) the amount of the first monthly annuity payment would be $50 or more.

Option A
--------
Option A(Variable) - Life Annuity on a Variable Basis with Payments for a Guaranteed Period of 5, 10, or 20 years.

If the Measuring Person's death occurs within the Guaranteed Period, payments will be made for the remainder of the Guaranteed Period in accordance with the terms of the supplementary agreement.

Option A(Fixed) - Life Annuity with Payments for a Guaranteed Period of 5, 10, or 20 years.

If the Measuring Person's death occurs within the Guaranteed Period, payments will be made for the remainder of the Guaranteed Period in accordance with the terms of the supplementary agreement.

Option A with a five year Guaranteed Period cannot be elected without our prior approval if the Measuring Person is over age 85 at the time of annuitization.

Option B
--------
Option B(Variable) - Life Annuity on a Variable Basis Without Further Payment on Death of the Measuring Person.

Option B(Fixed) - Life Annuity Without Further Payment on Death of the Measuring Person.

Option B cannot be elected without our prior approval if the Measuring Person is over age 85 at the time of annuitization.

Other options may be available.

You may elect an option by written notice before the death of the Annuitant and before the commencement of annuity payments. If you have made no election before the death of the Annuitant, the Beneficiary may make an election by written notice before the proceeds become payable.

13                                                                        V1399F

ANNUITY PAYMENT AND OPTION LIMITATIONS

While the Annuitant is living (i) the Measuring Person will be the Annuitant;
(ii) the Payee will be the Annuitant unless otherwise directed by you; and (iii) the Contingent Payee will be the Beneficiary unless otherwise provided by written notice.

If the Annuitant dies and Death Benefit proceeds are left with us in accordance with a settlement option election (i) the Measuring Person will be the Beneficiary, (ii) the Payee will be the Beneficiary unless otherwise designated in the election, and (iii) the Contingent Payee will be the person or persons so designated in the election and in accordance with the terms of the supplementary agreement.

Other options may be available and may require our consent if the proceeds are payable to an executor, administrator, trustee, corporation, partnership or association.

If the Owner of this contract dies on or after annuity payments have begun, any remaining benefit under such annuity on the date of the Owner's death must be paid out at least as rapidly as under the method of making annuity payments then in effect.

FIRST VARIABLE ANNUITY PAYMENT FACTORS

The Table of First Variable Annuity Payment Factors shows the amount of the variable portion of the first monthly annuity payment provided on the first page of this contract and under Option A(Variable) and Option B(Variable) for each $1,000 applied. The factors in this table are based on the 1983a Individual Annuity Mortality Table with mortality and age adjustments and interest at the rate of 3 1/2% a year. If permitted by state law, the Owner may choose 5% or 6% in place of the 3 1/2% rate. The amount of the variable portion of the first payment will depend on the sex and adjusted age of the Measuring Person on the date the first annuity payment is due. The adjusted age is determined from the actual age on the Measuring Person's birthday nearest the date the first annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.

FIXED ANNUITY PAYMENTS

The Table of Fixed Annuity Payment Factors shows the guaranteed amount of the fixed portion of the monthly annuity payments for each $1,000 applied. The factors in this table are based on the 1983a Individual Annuity Mortality Table with interest at the rate of 2 1/2% a year. The guaranteed amount of the fixed portion of the annuity payments will depend on the adjusted age of the Measuring Person on the date the first annuity payment is due. The adjusted age is determined from the actual age on the Measuring Person's birthday nearest the date the first annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.

14                                                                        V1499F

TABLE OF FIRST VARIABLE ANNUITY PAYMENT FACTORS

Monthly life annuity with payments on a variable basis for each $1,000 applied.
-------------------------------------------------------------------------------

                                                                                            Option B (Variable)
                                                                                           Life Annuity Without
                                              Option A (Variable)                          Further Payment on
                                          Life Annuity with Payments                               Death
     Adjusted                               for a Guaranteed Period                        of Measuring Person
 Age of Measuring   ------------------------------------------------------------------     -------------------
Person on Birthday       5 Years                 10 Years                 20 Years
   Nearest Date          -------                 --------                 --------
of First Payment    Male       Female        Male       Female       Male       Female       Male       Female
----------------    ----       ------        ----       ------       ----       ------       ----       ------
      55            4.50        4.13         4.46        4.11        4.32        4.05        4.51        4.13
      56            4.58        4.19         4.54        4.18        4.38        4.10        4.59        4.20
      57            4.67        4.26         4.62        4.24        4.44        4.16        4.68        4.27
      58            4.76        4.33         4.71        4.31        4.50        4.22        4.78        4.34
      59            4.86        4.41         4.80        4.39        4.57        4.28        4.88        4.42
      60            4.96        4.49         4.90        4.46        4.63        4.35        4.98        4.50
      61            5.08        4.58         5.00        4.55        4.70        4.41        5.10        4.59
      62            5.20        4.67         5.11        4.64        4.77        4.48        5.22        4.69
      63            5.32        4.77         5.23        4.73        4.84        4.55        5.36        4.79
      64            5.46        4.88         5.35        4.83        4.91        4.62        5.50        4.89
      65            5.61        4.99         5.47        4.94        4.97        4.69        5.65        5.01
      66            5.76        5.11         5.61        5.05        5.04        4.77        5.81        5.13
      67            5.93        5.24         5.74        5.17        5.11        4.84        5.99        5.27
      68            6.10        5.38         5.89        5.29        5.17        4.92        6.17        5.41
      69            6.29        5.53         6.04        5.43        5.24        5.00        6.37        5.56
      70            6.49        5.69         6.20        5.57        5.30        5.07        6.59        5.73
      71            6.69        5.86         6.36        5.72        5.35        5.15        6.81        5.91
      72            6.91        6.05         6.52        5.88        5.41        5.22        7.05        6.10
      73            7.14        6.25         6.69        6.04        5.46        5.29        7.31        6.32
      74            7.39        6.46         6.87        6.22        5.50        5.35        7.58        6.55
      75            7.65        6.70         7.05        6.40        5.54        5.41        7.88        6.79
      76            7.92        6.94         7.23        6.59        5.58        5.47        8.19        7.06
      77            8.21        7.20         7.41        6.78        5.61        5.52        8.53        7.35
      78            8.52        7.48         7.59        6.98        5.64        5.56        8.90        7.66
      79            8.84        7.78         7.78        7.19        5.67        5.61        9.29        8.00
      80            9.17        8.10         7.96        7.40        5.69        5.64        9.71        8.36
      81            9.52        8.44         8.14        7.61        5.71        5.67       10.16        8.76
      82            9.88        8.81         8.31        7.82        5.73        5.70       10.64        9.20
      83           10.26        9.19         8.48        8.03        5.74        5.72       11.16        9.67
      84           10.65        9.59         8.64        8.23        5.74        5.73       11.71       10.18
  85 and over      11.05       10.02         8.79        8.42        5.75        5.74       12.30       10.74

TABLE OF FIXED ANNUITY PAYMENT FACTORS

Monthly life annuity with payments on a fixed basis for each $1,000 applied.
----------------------------------------------------------------------------

                                                                                           Option B (Fixed)
                                          Option A (Fixed)                                Life Annuity Without
                                     Life Annuity with Payments                        Further Payment on Death
    Adjusted                          for a Guaranteed Period                            of Measuring Person
 Age of Measuring  ----------------------------------------------------------------    ------------------------
Person on Birthday     5 Years                10 Years                20 Years
  Nearest Date         -------                --------                --------
of First Payment   Male       Female      Male       Female       Male       Female       Male       Female
----------------   ----       ------      ----       ------       ----       ------       ----       ------
       55           3.92        3.55       3.89        3.54        3.76        3.48        3.93        3.55
       56           4.00        3.62       3.97        3.60        3.82        3.54        4.01        3.62
       57           4.09        3.69       4.05        3.67        3.89        3.60        4.10        3.69
       58           4.18        3.76       4.14        3.74        3.96        3.66        4.19        3.77
       59           4.28        3.84       4.23        3.82        4.02        3.73        4.30        3.85
       60           4.39        3.92       4.33        3.90        4.09        3.79        4.40        3.93
       61           4.50        4.01       4.44        3.99        4.16        3.86        4.52        4.02
       62           4.62        4.11       4.55        4.08        4.24        3.94        4.64        4.12
       63           4.75        4.21       4.67        4.17        4.31        4.01        4.78        4.22
       64           4.89        4.32       4.79        4.28        4.38        4.08        4.92        4.33
       65           5.04        4.43       4.92        4.38        4.45        4.16        5.07        4.45
       66           5.19        4.55       5.05        4.50        4.52        4.24        5.23        4.57
       67           5.36        4.68       5.20        4.62        4.59        4.32        5.41        4.70
       68           5.53        4.82       5.34        4.75        4.66        4.40        5.59        4.85
       69           5.72        4.97       5.50        4.88        4.73        4.48        5.79        5.00
       70           5.92        5.14       5.66        5.03        4.79        4.56        6.00        5.17
       71           6.12        5.31       5.82        5.18        4.85        4.64        6.23        5.35
       72           6.34        5.50       5.99        5.34        4.91        4.71        6.46        5.54
       73           6.57        5.70       6.16        5.51        4.96        4.78        6.72        5.75
       74           6.82        5.91       6.34        5.69        5.01        4.85        6.99        5.98
       75           7.08        6.14       6.53        5.87        5.05        4.92        7.29        6.23
       76           7.36        6.39       6.71        6.07        5.09        4.97        7.60        6.49
       77           7.65        6.65       6.90        6.27        5.13        5.03        7.94        6.78
       78           7.96        6.93       7.09        6.47        5.16        5.08        8.30        7.09
       79           8.28        7.23       7.28        6.68        5.19        5.12        8.69        7.42
       80           8.61        7.55       7.46        6.90        5.21        5.16        9.11        7.79
       81           8.97        7.90       7.65        7.11        5.23        5.19        9.55        8.18
       82           9.33        8.26       7.83        7.33        5.24        5.22       10.03        8.62
       83           9.71        8.65       8.00        7.54        5.25        5.23       10.55        9.08
       84          10.11        9.05       8.16        7.74        5.26        5.25       11.10        9.59
   85 and over     10.51        9.48       8.32        7.94        5.27        5.26       11.68       10.15

16

--------------------------------------------------------------------------------
17. PROOF REQUIRED FOR PAYMENT
--------------------------------------------------------------------------------

Before making the first annuity payment, we shall have the right to require proof of the correct age of the Measuring Person. We shall also have the right to require proof that the Measuring Person is living on the date each annuity payment is due.

--------------------------------------------------------------------------------
18. MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Measuring Person has been misstated, we will adjust the amount of each annuity payment to reflect the correct age and sex. Any overpayment will be repaid to us. If it is not repaid, we will deduct the overpayment from future payments we make under this contract. Any underpayment will be added to future payments we make under this contract. Interest will be paid on any overpayment or underpayment at a rate equal to the greater of (i) the rate required by law; and (ii) the rate declared by us.

--------------------------------------------------------------------------------
19. ASSIGNMENT
--------------------------------------------------------------------------------

You may assign your interest in this contract, except as otherwise provided, without the consent of any revocable Beneficiary. Your interest, any interest of the Annuitant, and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing; nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

If this contract is issued in a tax qualified plan, this contract is subject to assignment restrictions for Federal Income Tax purposes. In such event, this contract shall not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than us.

--------------------------------------------------------------------------------
20. CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and all other payments under this contract will be exempt from the claims of creditors to the extent permitted by law. The proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

--------------------------------------------------------------------------------
21. RIGHT TO MAKE CHANGES
--------------------------------------------------------------------------------

We reserve the right to make certain changes if, in our judgment, they would best serve the interest of the Owners of contracts such as this or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. We will inform our domiciliary state of the changes and will make any additional filings which may be required in your jurisdiction.

If any changes result in a material change in the underlying investment of Subaccounts to which the reserves for this contract are allocated, we will notify you of such change. You may then make a new election under the Allocation /Transfer Options provision.

--------------------------------------------------------------------------------
22. ANNUAL STATEMENT
--------------------------------------------------------------------------------

We will furnish you with reports annually, or more frequently, as required by applicable law. They will include: (i) a statement of the investments held in each Fund and each Management Account; and (ii) a statement of the condition and value of this contract which will show the number of Accumulation Units, if any, credited to each variable investment option, the value of each Accumulation Unit, and the Accumulated Value of this contract.

17                                                                        V1799F

--------------------------------------------------------------------------------
23. MISCELLANEOUS
--------------------------------------------------------------------------------
If the Accumulated Value of this contract becomes zero, we reserve the right to terminate this contract.

Under applicable law, all income, gains and losses, realized or unrealized, of an Account shall be credited to or charged against the amounts placed in the Account without regard to our other income, gains and losses. The assets of the Account are owned solely by us. We are not a trustee with respect to any part or the whole of those assets. The portion of the assets in the Account equal to the reserves and other liabilities under this contract with respect to the Account shall not be chargeable with liabilities arising out of any other business we may conduct.

In place of operating an Account as a Series Account trust, we reserve the right to make investments directly, operating the Account as a Management Account, or in any other form permitted by law, the investment adviser of which would be us or an affiliate. Account assets would be invested as provided with respect to the investment objectives of the Account.

18                                                                    V1999F

The OWNER, by virtue of this CONTRACT, is a member of the John Hancock Mutual Life Insurance Company, and is entitled to vote either in person or by proxy at any and all meetings of the Company. The annual meetings are held at the Company's Home Office on the second Monday of April in each year, at twelve o'clock noon.

Communications about this contract should be sent to the Company at its Servicing Office.

Combination Variable Annuity/Modified Guarantee Annuity
Nonparticipating - not eligible for dividends
Initial Premium shown on page 3

All benefits, payments and values under this contract which are based on the investment experience of an Account are variable and not guaranteed as to fixed dollar amount.

99REVH                            VBP99F                  Printed in U.S.A.